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Operator:
Ladies and gentlemen, thank you for standing by. Welcome to Dycom earnings conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. And as a reminder, this conference is being recorded. I would now like to turn the conference over to the President and CEO, Steven Nielsen. Please go ahead.
Steven Nielsen:
Thank you, Mary. Good morning, everyone. I’d like to thank you for attending our fourth quarter fiscal 2007 Dycom earnings conference call. With me we have in attendance Tim Estes, our Chief Operating Officer, Richard Dunn, our Chief Financial Officer, and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet. Rick?
Rick Vilsoet:
Thank you, Steve. Statements made in the course of this conference that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the year ended July 29, 2006 and the Company’s quarterly report on Form 10-Q for the quarter ended April 28, 2007. The Company does not undertake to update forward-looking information. Additionally, during this call there will be references to certain Non-GAAP financial information. This information has been reconciled to information prepared in accordance with Generally Accepted Accounting Principles in the Company’s press release, which has been posted on the Company’s website at www.dycomind.com under the heading corporate and subheading corporate news. Steve?
Steven Nielsen:
Thanks, Rick. Yesterday we issued a press release announcing our fourth quarter 2007 earnings. As you review this release, it is important to note that during our second quarter 2007, one of our subsidiaries ceased operations, and accordingly, we have reported those results as discontinued. Consequently, for clarity our comments will be limited to results from continuing operations.
Now for the quarter ending July 28, 2007, total contract revenues were $317.3 million versus $253.2 million in the year-ago quarter, an increase of 25%. Income from continuing operations was $14.5 million versus $10.1 million, an increase of 43%, while fully diluted earnings per share was $0.35 versus $0.25, an increase of 40%. Backlog at the end of the fourth quarter was $1.39 billion versus $1.48 billion at the end of the third quarter, a decrease of $94 million from the third quarter. Of this backlog, approximately $795 million is expected to be completed in the next 12 months. Please note that with regards to a certain multi-year project relating to fiber deployments, we have included in backlog only those amounts relating to work estimated to be performed during the balance of calendar year 2007.
For the fourth quarter, our earnings were above the top end of our EPS expectations and up 40% year over year due to strong operating performance. Additionally, organic revenue growth was 15%

after adjusting for acquired revenues in this quarter and the year ago quarter. Gross margin increased 29 basis points from the prior year. The year-over-year increase in gross margins was due in part to improved performance across a number of our businesses, strong Voice over IP installation activity, steady and increasing volumes from telephone companies, and increased construction spending from a number of cable operators. Organic revenue from our top four customers on a combined basis grew over 26%, demonstrating notable strength within our business. General and administrative expenses decreased sequentially from the third quarter and declined 76 basis points from the prior year, reflecting good expense management.
Cash flow from operations was solid in the quarter at $30.2 million, despite a sequential increase in revenues of over $25 million. Net debt declined by $19 million and day sales outstanding improved to 69 days from 71 in the prior quarter. Capital expenditures net of disposals totaled $15.5 million, as we experienced continued organic growth and our normal replacement cycle. Headcount at the end of the quarter was 10,899, reflecting a steady seasonal increase and organic growth.
During the quarter, we experienced the effects of a moderately growing overall economy, increased spending by a telephone company, which had completed a merger at the beginning of this calendar year, expenditures by another telephone company, which were up sequentially and year over year, and results from cable operators, which continued to show significant improvement.
Revenue from AT&T, including legacy BellSouth, was slightly down sequentially, but increased $11 million year over year or 22.9%. AT&T was our largest customer at $59.4 million or 18.7% of total revenue.
For Verizon we performed work for its fiber to the premise initiatives in the states of Massachusetts, Rhode Island, New York, Maryland, Virginia, and Florida. Revenue from Verizon was $59.3 million during the quarter, up from $49.5 million in the year ago quarter, and up sequentially from $52.6 million in the third quarter of 2007. At 18.7% of revenue, Verizon was our second largest customer.
Revenue from Comcast was $37.3 million. Comcast was Dycom’s third largest customer for the quarter at 11.7% of revenue. Significantly, after adjusting for acquired revenue, revenue from Comcast grew 27.4% year over year.
Time Warner was our fourth largest customer with revenues of $27.1 million, or 8.5% of total revenue, reflecting increased upgrade activity and steady installation volumes.
And finally, with Embarq we experienced sequentially down revenues at $20.2 million. Embarq was our 5th largest customer.
All together our top five customers represented 64.1% of revenue.
During the quarter we continued to book new work and renew existing work. From Embarq, a five-year renewal of our existing contract in Missouri as well as the addition of a new contract area. We now serve Embarq throughout the entirety of their Missouri properties. In addition, from Verizon we received a new master engineering contract for the state of Florida.
For Cox, we were awarded bandwidth expansion projects in San Diego and Phoenix, while for Time Warner we were awarded a technical services contract in Buffalo, New York. And finally in our locate business, we received a new locating contract with South Carolina Electric and Gas.
Throughout the quarter Dycom continued to demonstrate strength. First and foremost, we maintained solid customer relationships throughout our markets. Secondly, the strength of those relationships and the value we can generate for our customers has allowed us to be at the forefront of rapidly evolving industry opportunities. We believe that the commitment by the nation’s leading two RBOCs’ to deploy fiber deeper into their networks is now self-evident, irreversible and will drive industry developments for the next several years. In fact, a vast rewiring of the nation’s telecommunications infrastructure in order to dramatically expand the provisioning of bandwidth and the delivery of new service offerings is now firmly underway and accelerating.

Additionally, we are pleased with the growth in our installation services for cable operators, as those customers deploy telephone services, encouraged with our continued success in expanding our technical and upgrade service for cable operators, and heartened by a meaningful and continued upturn in bidding and award activity. Furthermore, continued acceleration and consumer demand for high-definition video promises to reinforce this cycle as network capacity may be taxed.
And finally we have maintained our solid financial strength, generating strong cash flows from operations, which has allowed us to make significant capital investments to facilitate future growth, both internally, and externally through acquisitions.
As the economy continues to expand and our industry continues its own growth, we believe Dycom’s fundamental strength will allow us to remain one of the best-positioned firms in our industry, able to exploit profitable growth opportunities.
After weighing all of the factors we have discussed today, as well as our current expectations, we have updated our forecast as follows. For the first quarter of fiscal 2008, we anticipate earnings per share of $0.31 to $0.37 on revenues of $310 million to $330 million. This outlook anticipates: continued growth in the U.S. economy; seasonally normal weather; organic growth, which may exceed 10%; broad solid operating performance; a seasonal decline in other income of approximately one-third, as we anticipate a sequentially reduced number of assets will be sold; and noncash compensation expense of approximately $2.2 million on a pretax basis during the quarter, up from $1.5 million in the fourth quarter. This increase is as a result of the vesting cycle of our stock awards.
In addition, it should be noted that due to normal seasonal factors, such as the Thanksgiving, Christmas, and New Year’s holidays, the slow week between Christmas and New Year’s, reduced daylight working hours, and increased inclement weather, we expect second quarter 2008 revenues to decline from first quarter levels by 10% to 15%. And finally, yesterday, our board of directors authorized our purchase of up to $15 million of our common stock over the next 18 months. Now I will turn the call over to Dick Dunn, our CFO. Dick?
Dick Dunn:
Thanks, Steve.
Before I begin my review, let me point out that for the purposes of this call we have eliminated the following two items from our GAAP results. First, during the third quarter of fiscal year 2007, we realized an after tax gain on the sale of real estate of approximately $1.5 million. The impact on fully-diluted EPS for the year was $0.04. Second, in Q3 of the prior year, we recorded a non-cash pretax goodwill impairment charge of approximately $14.8 million related to the Company’s Can-Am Communications subsidiary. On an after-tax basis the impact was also approximately $14.8 million, as there was no tax benefit associated with the charge. The impact on fully-diluted EPS was $0.35 for the year ended July 29, 2006.
Additionally, during the second quarter of the current fiscal year, we discontinued the operations of one of our subsidiaries, Apex Digital. The after-tax results of the discontinued operations have been excluded from income of continuing operations and have been included as a separate line on the face of the income statement for all periods presented. With regard to the balance sheet, the current and non-current assets and liabilities of the discontinued operation have been presented separately. For the purposes of my financial review all references, unless otherwise indicated, will relate to the results from continuing operations, excluding the impact of discontinued operations.
A reconciliation of adjustments to our GAAP results has been provided as a table to yesterday’s press release, which is available on our website under the heading corporate and subheading corporate news. With these items in mind, I’ll begin my overview of our quarterly financial performance beginning with the income statement.
Contract revenues for the current quarter were $317.3 million, up 25.3% from last year’s Q4 of $253.2 million. Excluding revenues of subsidiaries acquired during or subsequent to Q4 fiscal year 2006, revenues for the current quarter would have been $291.1 million, an increase of 15%.

Contract revenues for the year ended July 28th increased 14.4% to $1.138 billion versus fiscal year 2006’s revenue of $995 million. Excluding revenues of subsidiaries acquired during or subsequent to fiscal year 2006, revenues for the year would have been $933 million versus the prior-year’s $929.1 million. Please note that fiscal year 2006’s revenue included storm restoration work of $62.9 million.
For the quarter, the top five customers accounted for 64.1% of total revenues versus 61.6% for the prior-year’s fourth quarter. For the year ended July 28th, sales to the top five customers as a percent of the total was 63.2% versus 63.6% for the prior year.
The top five customers and their respective percentages of revenue for Q4 fiscal 2007 and 2006 are as follows: beginning with Q4 fiscal year 2007, AT&T, 18.7%; Verizon, 18.7%; Comcast, 11.7%; Time Warner, 8.5%; and Embarq, 6.4%. And turning to Q4 of fiscal year 2006: Verizon at 19.5%; AT&T at 19.1%; Comcast, 10.1%; Embarq 8.7%; and Charter, 4.2%.
Income from continuing operations for the fourth quarter was $14.5 million versus $10.1 million of fiscal year 2006, representing an increase of 43.6%.
Adjusted net income for the year-ended July 28th was $40.7 million, an increase of 23.7% from the prior-year’s adjusted net income of $32.9 million. These net income numbers have been adjusted to exclude the two items mentioned in my opening remarks.
Fully diluted earnings for the quarter were $0.35 per share, a 40% increase of last year’s $0.25 per share. Adjusted for the items previously mentioned, EPS for the year ended July 28th increased 28.2% to $1.00 per share versus last year’s $0.78 per share. Fully-diluted earnings per share for fiscal 2007 were calculated utilizing weighted-average share counts of approximately 41.1 million and 40.4 million shares for the quarter and full-year periods respectively. This contrasts with weighted-average share counts of approximately 40.7 million and 42.1 million for the comparable prior-year period. The decline in weighted-average share count for the full-year period was a result of our Dutch Tender offer, which was completed in the first quarter of the prior fiscal year.
Compared to the fourth quarter of fiscal 2006, cost of earned revenue as a percent of contract revenue decreased by 29 basis points and depreciation and amortization expense increased by 33 basis points. General and administrative costs decreased 76 basis points compared to the fourth quarter of last year and included $100,000 of incremental expenses associated with stock-based compensation.
For the year-ended July 28th, cost of earned revenue as a percent of contract revenue decreased by 109 basis points, while depreciation and amortization increased by 42 basis points. General and administrative costs as a percent of contract revenue were essentially unchanged at 7.92% and included $1.6 million of incremental expenses associated with stock-based compensation.
Depreciation expense for the fourth quarter was $14.0 million versus $10.6 million for the fourth quarter of the prior year. This increase was due to the depreciation related to the property and equipment acquired as part of the Cable Express acquisition and increased depreciation for our remaining subsidiaries associated with higher levels of operations.
Amortization expense for the fourth quarter was $1.8 million versus $1.2 million for the fourth quarter of the prior year. This amortization is related to finite lived intangible assets acquired as part of our prior acquisitions. The increase between the fourth quarter of the prior fiscal year and the fourth quarter of fiscal year 2007 is due to the purchase of intangible assets associated with our acquisitions of Cable Express and Cavo.
The effective tax rate for the quarter and fiscal year was 38.8% and 39.3%, respectively, versus 41.2%, and 40.3%, respectively for the prior-year’s periods.
Other income for the quarter, primarily consisting of gains on the sale fixed assets, was $1.8 million versus $2.1 million in Q4 of the prior fiscal year.

Net interest expense for the quarter and year were $3.3 million and $13.8 million, respectively, versus $3.1 million and $10.1 million, respectively, for the prior year periods. The change in the year ended period was primarily due to borrowings associated with our Dutch Auction Tender Offer completed at the end of Q1 of fiscal 2006.
For the quarter our cash flow from operating activities was $30.2 million. The primary components in this cash flow were net income of $14.3 million and depreciation and amortization of $15.8 million.
Investing in financing activities for the quarter used $27.3 million. The primary components of this use consisted of capital expenditures of $18.0 million and principle payments on notes of $16.0 million, partially offset by proceeds from the sale of assets of $2.4 million and proceeds on the exercise of stock options of $4.0 million.
Outstanding debt, net of cash, at the end of the quarter was $147.9 million, down from $166.9 million in the prior quarter.
During the quarter net receivables increase from $133.0 million to $146.9 million, resulting in a DSO of 42.1 days versus 41.5 days at the end of the third quarter, an increase of 0.6 days. Net unbilled revenue balances increased in the quarter from $94.5 million to $94.7 million, resulting in a DSO of 27.2 days, a decrease of 2.3 days from Q3’s figure of 29.5 days.
On a cumulative basis, the combined DSO for our trade receivables and unbilled revenues decreased from 71 days to 69.3 days, a decrease of 1.7 days.
At July 28, 2007, the accrual for our self-insured casualty program was $60.0 million, which includes $28.7 million of incurred, but not reported claims. And finally, during the fourth quarter of fiscal ‘07, revenue from multi-year master service agreements represented 70.3% of contract revenue versus 71.7% for Q4 of the prior year. Revenue from long-term contracts and multi-year master service agreements represented 84% of contract revenues versus 85.0% for Q4 of the prior fiscal year. Steve?
Steven Nielsen:
Thanks, Dick. Now, Mary, we’ll open the call for questions.
Operator:
Thank you. Our first question is from the line of Mark Hughes from SunTrust. Please go ahead.
Mark Hughes:
Thank you very much. The backlog in the quarter, down a little bit sequentially, it sounds like business conditions are very good, bidding on a lot of activity — or a lot of contracts. Is that a seasonal dip or is there another reason for the backlog being down?
Steven Nielsen:
Sure, Mark. As we’ve talked about on prior calls, it’s important to keep several things in mind when you look at our sequential backlog. To begin with, on the Verizon project, as I mentioned in my comments, we’re only capturing backlog through the end of the year. The contract extends longer, but this is a practice that we’ve established over a number of years, so the Verizon revenue for the most part reduced backlog and didn’t backfill. Now we think that will reverse of course here shortly, but that’s just mechanical. The other issue that drives the sequential backlog is the number of service contracts we have for cable operators, predominantly for installation services, and those are generally procured a year at a time. And we’ve had relationships that literally go back decades, but they’re all procured a year at a time. So for us, as we’ve always said, more backlog’s better than less, but what more or less means in any given quarter is not all that significant.
Mark Hughes:
Got you. You talked about the upturn in bidding and award activity for cable companies and you talked about good strength last quarter. Have you seen it improve over the last three months?
Steven Nielsen:
Yes, I think we were encouraged this quarter. In the earnings call that Time Warner Cable had, as an example, they talked about an upgrade to a major metropolitan city to one Gigahertz. I think that’s the first time that there’s been some direct reference there. There have certainly been comments by senior Cox executives in the trade press about their desire to provision more bandwidth for high definition and other needs in their network, and so I would say that that is an emerging trend that’s getting broader by the day.
Mark Hughes:
Right, excellent. And then the final question, how sensitive do you feel like the business is now to the broader economy? You’ve obviously got competition between telco, and cable companies and DIRECTV. If the economy happens to soften do you think they’ll back off or do they not have the breathing room to do that?
Steven Nielsen:
I think I’m encouraged when you look at our top five and top ten customer list, we have good, solid customers. When you’re talking about organizations the size of AT&T, Verizon, Comcast, and Time Warner, I think they’re looking out over a long period of time. I think I’m also encouraged that all of the new product launches, or a number of the new products that, say, cable is offering to consumers, actually save consumers’ money and improve better services, or provide somewhat better services. So it’s hard to believe that people, even if things slow somewhat in the economy, are going to stop demanding products that will save them money.
Mark Hughes:
Right. Thank you.
Operator:
Your next question comes from the line of Simon Leopold from Morgan Keegan. Please go ahead.
Simon Leopold:
Great. Thanks. First I wanted to get out some housekeeping questions. If you could round out the contributions of your top customers, six through ten.
Steven Nielsen:
Dick, go ahead.
Dick Dunn:
I can do that. Looking at this quarter Charter was at 4.6%, Qwest was at 2.6%, Questar Gas was at 2.5%, Windstream was at 2.1%, and Cablevision was at 1.5%. And if we look at the six through ten for last year it would have been Qwest at 3.8%, Windstream at 3.1%, Questar Gas at 2.2%, Time Warner at 2.1% and Texas Utilities at 1.9%.
Simon Leopold:
Great, thanks. And now if we could get the split in revenue between the telco customers versus the cable TV customers?
Dick Dunn:
Yes, certainly, I have that. On the telco side we had, for this year — this quarter 45.8%; cable TV was 29.2%, utility locating was 18.8%, and other was 6.2%.
Simon Leopold:
And within the cable guys, how much of that was for the in-home installation business?
Steven Nielsen:
As we’ve said before, Simon, our businesses cross boundaries there, and so we’re not going to break it down below cable, other than to say that both sides — both activities were growing nicely for our customers.
Simon Leopold:
Okay. Now just next couple of questions. Really I’m trying to think about the trends going forward, understanding the normal seasonality that gets you in January. Some of what we’re picking up in terms of activity, AT&T is certainly talking about building out in its BellSouth footprint, Comcast recently putting together Voice over IP net additions that were above everybody’s expectations. We still have some of the acquired assets from Adelphia in much need of upgrade. It sounds like the general trends for — in terms of opportunities are good. So I guess what I’m really struggling with is looking at the discussion about the January quarter. You’re citing normal seasonality, understanding the calendar is what it is, but still I would think things might be a little bit better than normal seasonality given the opportunities. How do you think about your view? Are you being very conservative? Am I missing something? Help me out here.
Steven Nielsen:
Well, I think there’s a couple of things, Simon. If you focus on the October quarter, at the low end and at the high end we’re still showing significant organic growth year over year, so we would agree with you, the trends are positive. We can tell you that we are seeing an upturn in activity in the legacy BellSouth area for AT&T, so that’s certainly true. We’re seeing strong VoIP activities, a normal seasonal upturn in the fall in the installation business. We are seeing customers acknowledging and desiring to upgrade networks. All of those trends year over year are going to be mediated in the second quarter by the number of work days. I mean there’s Thanksgiving, Christmas, and New Year’s, nobody’s budget makes a difference because you don’t work. I think what you have to think about it is on a relative basis, year over year, and as relative to the October quarter, that’s the best way to think about it. No matter what the trends are, those three days they don’t matter and they don’t really matter between Christmas and New Year’s, and that’s a significant number of work days. And they also don’t matter when you have short work days due to reduced daylight hours. So I think it’s year over year the trend’s solid. We see it solid in October and see it solid going forward, but we’ve got to be sensitive to the seasonal patterns, which even in the late 90s and 2000 as strong as it was, we had the same seasonal effects.
Simon Leopold:
Do you see anything in terms of some shifts of the mix of your business, either comparing it sequentially or year over year?
Steven Nielsen:
I think we’re seeing growth on both sides. I think that was what was encouraging when you see 20% plus organic growth in the July quarter from our two largest telephone customers and you see that growth plus some out of the two largest cable operators in the country, then clearly, things are going well.
Simon Leopold:
Great. Thank you very much.
Operator:
Our next question is from the line of John Rogers from D.A. Davidson. Please go ahead.
John Rogers:
Hi, good morning.
Steven Nielsen:
Good morning, John.
John Rogers:
First thing, Dick, I apologize, your depreciation number?
Dick Dunn:
Yes.
John Rogers:
It broke up on me when you said that.
Dick Dunn:
Okay. Let me just read that to you.

Steven Nielsen:
John, you’re looking for the depreciation in the July quarter?
John Rogers:
Exactly.
Dick Dunn:
Yes, it was $14 million.
Steven Nielsen:
And it’s important to note, John, that in addition to that, in the press release, we also have amortization expense that arises out of the purchase accounting.
John Rogers:
Yes, I got that, but —
Steven Nielsen:
In addition to that.
John Rogers:
Okay, but I just wanted to make sure that I had that number right. And then secondly, Steve, in terms of the contracts that run through the end of the calendar year, as you go into the period where you’re going to start renewing — I know the contracts extend beyond that, but I assume you sit down with a lot of these customers and figure out the plan for 2008 before you start putting this into backlog. Is that process still expected to take place essentially in November-December?
Steven Nielsen:
Every year we think it’s going to start earlier, but it always tends to be late October into November. Because particularly on the cable installation side, it’s really a function of the cable operators’ view as to what they’re budgeting, both for subscriber additions and capital, and so they tend to want to have a view on those numbers before they sit down on contract terms.
John Rogers:
Okay, so no hope that it happens any earlier in this —?
Steven Nielsen:
You know, John, for us, it’s a service business. It’s hard for us to go back to a client where we’ve been there for 20 years continuously and say we’d really like to know early, even though we’ve been here for decades and we understand why you manage the process the way you do.
John Rogers:
Okay, okay. And then secondly — or I guess, third thing is, in terms of the share buyback that you announced, $15 million, is that just to get a program started and how do you look at that relative to the acquisition opportunities? Are they still out there and what are your thoughts on deploying capital this next year?
Steven Nielsen:
Yes, I think there’s a couple of things, John. One, with respect to the size, when we had done the Dutch Tender offer just a little less than two years ago, we had not had the full amount that we had wanted tendered, so in essence, this is the balance of that share repurchase, I think, in addition. So from that perspective, I don’t really think this has an impact as to how we evaluate acquisitions or organic growth because had they been tendered two years ago what we’d we would have happily purchased them. And then, I think secondly, we do have a stock-compensation plan that creates some dilution and we want to have the ability to buy back shares or share equivalents through the program. So I think we continue to have the same view towards acquisitions. We do them when they make sense, when they’re accretive to our shareholders, and when we not only get bigger, but we get better.

John Rogers:
Okay. And in terms of what you’re seeing out there right now, any thoughts on just the amount of opportunities?
Steven Nielsen:
There is still plenty of opportunity, John, and I think it highlights somewhat of our unique position, maybe in the broader E&C space. We’re growing organically at 15%, but yet we seem to be the folks that are most focused on telecom and cable rather than other spaces, so I think when people are thinking about some type of M&A transaction with their private businesses, we’re generally the first people they think about.
John Rogers:
Okay, okay. Great, thank you. Nice quarter.
Steven Nielsen:
Thanks, John.
Dick Dunn:
Thank you.
Operator:
Our next question is from the line of Alex Rygiel from FBR. Please go ahead.
Alex Rygiel:
Morning, Steve. Nice quarter.
Steven Nielsen:
Thanks, Alex.
Alex Rygiel:
A couple of questions. First, if you look at Verizon and you look back over the last 12 months, would you say that 12 months ago your expectation for them in the actual that’s occurred was in line better or a little bit less?
Steven Nielsen:
I would think that it was in line to somewhat better, and I think what we’ve seen is that there’s more stability and less uncertainty about the program and this is from the outside looking in. They seem to be pretty comfortable with what they’re doing. The program is running pretty well at the local level and so I just would say that it’s probably a little bit better. I think it’s more visible. And I think the other thing that’s kind of a global comment is that the overhang of uncertainty with respect to video franchises just seems not to be much of an issue anymore. So they’re building where they want to build and where they think that they’ll be effective.
Alex Rygiel:
So if we’d take a look at your total backlog of $1.4 billion and we back out the trailing 12 months from Verizon at $200 million, looks like on an adjusted basis you were about $1.2 billion last year and this you’re at $1.39 billion, so that’s up about 14% or so. Does that math seem correct for an apples to apples, excluding Verizon?
Steven Nielsen:
Yes, I think so. With my earlier comments aside, because of the nature of our master contracts, backlog’s going to move around, more is better than less. And we feel comfortable that the backlog or the opportunity pipeline is sufficient to support organic growth going into this fiscal 2008.
Alex Rygiel:
And your guidance — or your suggested commentary about fiscal second quarter declining 10% or so from the fiscal first quarter, that seems to be right in line with the last ten-year average. Is that correct?

Steven Nielsen:
That’s all we were reminding people of.
Alex Rygiel:
And if we were to back into that figure, we’d probably come to about $280 million of revenue, which appears to be up about 9% organically year over year and that would assume the low end of your guidance. Is that math correct, as well?
Steven Nielsen:
Well, I think we’re going to stop commenting on your math when it gets close to guidance for the second quarter. But so far, the message we just wanted to communicate is that there was a little bit of uncertainty created last year where we were not all on the same page with the street on the seasonality in the second quarter, and instead of waiting to November we are having the discussion now.
Alex Rygiel:
Fair enough. The list of states you’re working in with Verizon didn’t include Texas this quarter. Can you comment on that?
Steven Nielsen:
We do a little bit of work in Texas and even some in California. It wasn’t notable in the current quarter. And right now, there’s enough opportunity that we’re focusing on where we’re good at it. And we may expand, but right now we’re comfortable with where we are.
Alex Rygiel:
And lastly, I didn’t catch exactly what you said about the decline in other income. Could you quantify that again, and know whether or not it’s sequentially or year over year?
Steven Nielsen:
Sequentially we think it’ll be down about a third, and that’s just a function of our replacement cycle and the levels of activity, and we just tend to not sell as much this quarter. And it’s a little bit hard to peg because while we know units are going to be down, we’re continuing to see pretty robust sales prices. So we got to figure where units are going to be and then what our average return’s going to be.
Alex Rygiel:
And one last question. As you look at the valuation of your stock today, with the share repurchase program announced, do you view the price of your stock to be more attractive today than two years ago?
Steven Nielsen:
Well, as you know, I’ve had a long history of not commenting on the stock price because there’s a lot of folks out there today that are smarter on valuation than I am. All I would say is if I think about where the business was when we did the Dutch tender two years ago, without an installation presence, without sensitivity to the whole Voice over IP phenomenon, with cable customers that were not sure that they were going to expand their networks, and with AT&T/BellSouth on the sidelines, I would say that there’s been a number of factors that have resolved themselves favorably in the last couple of years.
Alex Rygiel:
Perfect. Thank you very much.
Operator:
And our next question is from the line of Andrew Obin from Merrill Lynch. Please go ahead.
Andrew Obin:
Hi. Yes, good morning.

Steven Nielsen:
Good morning, Andrew.
Andrew Obin:
Just have a question. In your recent discussions with the customers, have you noticed any change in attitude given recent credit concerns or are they more focused on long? Are you seeing any discernible difference in their attitudes given what’s going on in the credit market?
Steven Nielsen:
We have not, Andrew. And when you really look at our customer base, with one or two minor exceptions, they’re all investment grade, and not only investment grade but really investment grade and not levered very heavily. I think probably the best data point I could provide to you is in the middle of some of the tightness and the bond market here a couple of weeks ago, Comcast, I’m told, sold ten and 30-year bonds and the offer was over subscribed, so I just don’t think that that’s going to be a driving issue for our customers.
Andrew Obin:
And the second thing, can you comment on what’s happening in the field in terms of labor and what’s happening with labor rates this year, both labor availability and labor rates right now versus a year ago?
Steven Nielsen:
I would say that it is somewhat tighter in on the cable construction side of the business, reflecting increased demand and that’s a good thing. Because as we’ve said many times before, absent some tightness in supply, we don’t feel like we get the right price points for the value that we create. And we maintain what we consider to be, in that business, the best management team in the industry, and this is the kind of environment where their value really shows to a customer, both in gathering resources and creating new ones. So it’s a little tighter, but that’s a good thing.
Andrew Obin:
And what’s happening with average labor rates right now versus a year ago?
Steven Nielsen:
They’re up, Andrew, but once again, we don’t tend to think of that in that fashion because for the most part, our people are compensated indirectly as a percentage of what we receive from the customer —
Andrew Obin:
Yes.
Steven Nielsen:
— and if prices are up, we are happy that compensation is up. That just means we can gather more resources.
Andrew Obin:
Okay. Thank you very much.
Steven Nielsen:
Thank you.
Operator:
Our next question is from the line of Alan Mitrani from Sylvan Lake Asset Management. Please go ahead.
Alan Mitrani:
Hi, thank you. Dick, do you have a CapEx forecast for this coming year on gross CapEx and maybe net CapEx, as well?

Steven Nielsen:
Yes, Alan, we’re thinking about $65 million to $70 million on a net basis.
Alan Mitrani:
On a net basis. Okay. And then your working capital’s been pretty good over the last year, year and a half, which has really helped returns. Can you talk about your forecast, given the organic growth and that at least you’re going to start cycling through analyzing acquisitions, maybe what your expectations are for working capital, and also I want to circle back to an acquisition question after.
Dick Dunn:
I think the working capital expectations are pretty much consistent with where we’re at currently. We’re not forecasting any large changes.
Steven Nielsen:
Yes, we’ll always try to get better, Alan, on the DSO. We can always bill and collect a little better, but I don’t see any step changes either way.
Alan Mitrani:
So given that that’s the case and you’re almost down to your — you’ve almost down for the bond issuance in terms of what your debt’s outstanding, can you talk a little further about uses of cash? I was heartened to see the share buyback, even though it’s small to start. Just talk about, I guess — to circle back the acquisition environment, your organic growth is strong. Which areas do you think may present the best opportunities in the next 12 to 18 months to make acquisitions?
Steven Nielsen:
I think we’re encouraged really across all of our businesses, Alan. I think there may be a particular focus still on the cable side of the business, but we think there are going to be good opportunities not only there, but in telephone. And we will continue, as we always have, in good times in the business to make sure that we invest appropriately in our fleet, so that we have well-managed fleet expenses. So I think we’ll continue to spend correctly on the fleet side. We’ll see acquisitions on an opportunistic basis and we’ll look at our capital structure periodically when opportunities present themselves.
Alan Mitrani:
Okay. And then this quarter, was there something extraordinary or anything special relative to the SG&A? I was surprised it was lower than last quarter, even though revenues were up $25 or so million.
Dick Dunn:
Our G&A, Alan, has a lot higher fixed element to it and the variances with it — there were puts and takes, but nothing extraordinary.
Alan Mitrani:
So do you think you can — do you think — the real question is. I think that everybody’s asking is given that organic revenue growth has returned, and your share count you’re committed to keeping flat, your tax rate is typically 40% and D&A matches CapEx, it seems like the real leverage in the model’s going to come from gross margins as well as getting a continued boost off that SG&A base. Can you just talk about now? Obviously you’re hundreds of basis points lower now than you were years ago. I realize the business mix has dampened some of that because it uses less capital, so maybe you’re not going to get back to 23% to 25% gross margins, but you should still have some margin expansion. Can you talk to us about over the next two years — not the next quarter — where you think the leverage is from here relative to operating margins. Is it gross margins or is it continued leverage off the SG&A base?
Steven Nielsen:
Well, I think as always, as we see business pick up in our cable businesses, when you have subsidiary infrastructure and more sales flow through that, you’re going to get good leverage on the G&A side. I think we’re also going to get some help, although minor, in some of the purchase amortization that’s going to come out of the business as we get into the fifth year of some of the acquisitions.
Dick Dunn:
Well, that’s a fixed number. It’s actually —
Steven Nielsen:
But it also comes down a little bit —
Dick Dunn:
A little bit.
Steven Nielsen:
— so we’re going to get some leverage there. And then, as we’ve always said, we will — in an environment of organic growth that allows us to make sure that we pick those opportunities that we can create the most value for the customer and that means we’ll be able to target expanding gross margin. Gross margin is a function of scarcity, scarcity’s a function of organic growth, and that’s the way we think about it.
Alan Mitrani:
Great. Thank you.
Steven Nielsen:
Well, Mary, there being none we thank everybody for their time and attention and we’ll look forward to our first quarter conference call that’s expected to be the Tuesday before Thanksgiving. Thank you.
Operator:
Thank you. That does conclude our conference for today. Thank you for using AT&T executive teleconference. You may now disconnect.